MULTIPLE CLASS PLAN
                    PURSUANT TO RULE 18f-3

                             FOR

                       SAMCO FUND, INC.


         WHEREAS, Samco Fund, Inc. (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Fund desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund; and

         WHEREAS, the Fund employs Seix Investment Advisors
Inc. (the "Adviser") as its investment manager and adviser and AMT Capital Securities, L.L.C. as distributor of the securities of which it is the issuer.

         NOW, THEREFORE, the Fund hereby adopts the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

         1. Features of the Classes. The Fund's SAMCO Intermediate Portfolio (the "Portfolio") issues its shares of common stock in two classes: "Class A Shares," and "Class B Shares." Shares of each class of the Portfolio shall represent an equal pro rata interest in the Portfolio and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A shares of the Portfolio shall have the features described in Sections 3 and 4 below, and Class B shares of the Portfolio shall have the features described in Sections 2, 3 and 4 below.

         2. Distribution Plan. The Portfolio has adopted a Services and Distribution Plan (the "Plan") with respect to the Class B shares of the Portfolio pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Plan authorizes the Portfolio to pay (i) a service fee to the Distributor for service activities at an annual rate of 0.00% of the average net asset value of the Class B shares, and (ii) a distribution fee to the Distributor for distribution services at an annual rate of 0.25% of the average net asset value of the Class B shares, or such lesser fee that the Board of Directors of the Fund determines from time to time and further authorizes the Distributor to make service payments and distribution assistance payments to brokers, financial institutions and other financial intermediaries ("payee(s)") in respect of Class B shareholder accounts for which a payee has performed service activities and/or rendered distribution services. The Class A shares do not participate in the Plan.

         As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Portfolio, including, but not limited to, answering customer inquiries regarding account matters, assisting in designating and changing various account options, aggregating and processing purchase and redemption orders and transmitting and receiving funds for shareholder orders, transmitting on behalf of the Fund proxy statements, prospectuses and shareholder reports to shareholders and tabulating proxies, processing dividend payments and providing subaccounting services for Portfolio shares held beneficially, and providing such other services as the Fund or a shareholder may request; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830 of the Rules of Conduct of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Directors, to conform to such NASD definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         As used herein, the term "distribution services" shall include services rendered by Distributor as distributor of the Class B shares in connection with any activities or expense primarily intended to result in the sale of Class B shares, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Portfolios' shares; telephone expenses; interest expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

         3. Allocation of Income and Expenses. (a) The gross income of the Portfolio shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Portfolio.
These expenses include:

                  (1) Expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel) not attributable to a particular portfolio of the Fund ("Fund Level Expenses"); and

                  (2) Expenses incurred by the Portfolio not attributable to any particular class of the Portfolio's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Portfolio's assets) ("Portfolio Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

         Therefore, expenses of the Portfolio shall be apportioned to each class of shares depending on the nature of the expense item. Fund Level Expenses and Portfolio Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Portfolio for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

         5.       Exchange Privileges.  There shall be no
exchange privileges associated with either of the classes of shares of the Portfolio.

         6.       Conversion Features.  There shall be no
conversion features associated with either of the classes of shares of the Portfolio.

         7. Quarterly and Annual Reports. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties.

         8. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Portfolio or any other provider of services to the Portfolio without the prior approval of the Portfolio's Board of Directors.

         9. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Portfolio and (b) those Directors of the Portfolio who are not "interested persons" of the Portfolio (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         10. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

         IN WITNESS WHEREOF, the Fund has adopted this Multiple Class Plan as of the 18th day of March, 1999, to be effective on March 18th, 1999.


                                                       SAMCO FUND, INC.

                         By:___________________________
                                                              Name:
                                     Title: